Exhibit 23.4

CONSENT OF JOHN WELLS

I, John Wells, in connection with U.S. Gold Corp.’s Registration Statement on Form S-1 dated February 4, 2026 (the “Registration Statement”), consent to:

●	the incorporation by reference of the technical report summary titled “Technical Report Summary CK Gold Project” (the “Technical Report Summary”), effective February 10, 2025, as an exhibit to and referenced in the Registration Statement or any amendment or supplement thereto;

●	the use of and references to my name, including my status as an expert or “qualified person” (as defined in Subpart 1300 of Regulation S-K promulgated by the Securities and Exchange Commission), in connection with the Registration Statement or any amendment or supplement thereto and any such Technical Report Summary; and

●	the information derived, summarized, quoted or referenced from the Technical Report Summary, or portions thereof, that was prepared by me, that I supervised the preparation of and/or that was reviewed and approved by me, that is included or incorporated by reference in the Registration Statement or any amendment or supplement thereto.

I am a qualified person responsible for authoring, and this consent pertains to, the following sections of the Technical Report Summary:

●	Section 10: Mineral Processing and Metallurgical Testing

/s/ John Wells

John Wells (BSc. MA, SAIMM, CIM-RM)
Consultant Mineral Processing

February 4, 2026